Exhibit 5.1

September 23, 2003

Board of Directors

CarrAmerica Realty Corporation

1850 K Street, NW, Suite 500

Washington, D.C. 20006

Ladies and Gentlemen:

We are acting as counsel to CarrAmerica Realty Corporation, a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (File No. 333-50019) (the “Registration Statement”) previously declared effective by the Securities and Exchange Commission (the “Commission”), relating to the public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated August 27, 1998 (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed public offering of up to 8,050,000 shares of 7.50% Series E Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Company (the “Series E Preferred Shares”), as described in the Prospectus and a prospectus supplement dated September 4, 2003 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	The Prospectus and the Prospectus Supplement.

3.	An executed copy of the Underwriting Agreement, dated September 4, 2003, between the Company and Goldman, Sachs & Co. (the “Underwriting Agreement”).

Board of Directors

CarrAmerica Realty Corporation

September 23, 2003

4.	An executed copy of the Terms Agreement, dated September 4, 2003, between the Company and the several underwriters named therein, for whom Goldman, Sachs & Co. and Wachovia Capital Markets, LLC are acting as representatives (the “Terms Agreement”).

5.	The Articles of Incorporation of the Company, as amended and supplemented (the “Charter”), as certified by the State Department of Assessments and Taxation of the State of Maryland on September 16, 2003 and by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.

6.	The Third Amended and Restated Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.	The Articles Supplementary fixing the rights and preferences of the Series E Preferred Shares, as filed with the State Department of Assessments and Taxation of the State of Maryland on September 16, 2003 and as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

8.	Certain resolutions of the Board of Directors of the Company, adopted at meetings held on April 15, 1998 and July 31, 2003, and resolutions of the Pricing Committee of the Board of Directors, adopted at a meeting held on September 4, 2003, each as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the establishment of the Series E Preferred Shares, the authorization of the Underwriting Agreement and the Terms Agreement, and the issuance and sale of the Series E Preferred Shares and arrangements in connection therewith.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents

Board of Directors

CarrAmerica Realty Corporation

September 23, 2003

submitted to us as copies (including telecopies). We also have assumed that the Series E Preferred Shares will not be issued in violation of the ownership limits contained in the Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution, and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following the issuance of the Series E Preferred Shares pursuant to the terms of the Underwriting Agreement and the Terms Agreement and the receipt by the Company of the consideration for the Series E Preferred Shares as specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors referred to in paragraph 8 above, the Series E Preferred Shares will be validly issued, fully paid and non-assessable.

This opinion letter speaks as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Board of Directors

CarrAmerica Realty Corporation

September 23, 2003

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement, each of which constitutes a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

HOGAN & HARTSON L.L.P.